Exhibit 10.2

BLUGRASS ENERGY INC.

ALLONGE TO THE
SECURED PROMISSORY NOTE
DUE FEBRUARY 22, 2013

Allonge to the Secured Promissory Note between Blugrass Energy, Inc., a Nevada corporation (“Company”) and Petro Grande, LLC, a Delaware limited liability company (“Holder”), executed on this 1st day of March, 2011 by Company and Holder.

WHEREAS, Company signed a promissory note dated February 22, 2011 (the “Note”) to pay Holder the sum of Three Million Five Hundred Thousand Dollars ($3,500,000) pursuant to the terms of the Note; and

WHEREAS, the Note provided for the payment of accrued interest in calendar quarterly installments, commencing March 31, 2011, with like installments of accrued but unpaid interest only due and payable on the last day of each calendar quarter thereafter; and

WHEREAS, Company had asked Holder to accept payment of the accrued interest on a revised time schedule as described herein; and

WHEREAS, Holder has agreed to accept the revised terms for the payment of accrued interest that was originally required to be paid to Holder on March 31, 2011;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties agree to the following amendments to the Note:

ARTICLE I

1.1           Payments. The outstanding principal balance of the Note and accrued but unpaid interest shall be due and payable as follows:

A.     Accrued but unpaid interest only shall be due and payable in semi-annual installments, commencing June 30, 2011, with like installments of accrued but unpaid interest only due and payable on the last day of each six-month period thereafter; and

B.     The entire outstanding principal balance of the Note, together with all accrued but unpaid interest, shall be due and payable on February 22, 2013.

All past due principal and accrued interest on the Note shall bear interest from maturity (whether on demand, upon acceleration of maturity following an Event of Default (as defined in the Note) or otherwise) until paid at the lesser of (i) the rate of 10% per annum or (ii) the highest rate for which Borrower may legally contract under applicable law.  All payments under the Note shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payments.

1.2           Waiver by Holder. In return for the timely payment to Holder by Company of the amounts set forth in Article 1.1 above, Holder waives any and all rights it has under the Note to pursue a legal remedy or action against the Company with respect to the delay in payment of accrued interest due under the Note for the period ending on March 31, 2011.

1.3           Future Payments. In all other respects, the terms and conditions of the Note shall remain unchanged.

ARTICLE II

2.1.           Apportionment.  Each party shall be responsible for its own fees and costs.

2.2.           Law Governing.  This Allonge may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State as further described in the Note.

           IN WITNESS WHEREOF, the parties hereto have caused this Allonge to be duly executed as of the day and year first written above.

Company:

Blugrass Energy Inc.

By:	/s/ Abram Janz
Abram Janz
President and Chief Executive Officer

Holder:

Petro Grande, LLC

By:	/s/ Abram Janz
Abram Janz
President and Chief Executive Officer